Exhibit 99.1

For more information, contact:
Alaska Communications Systems Group, Inc. Kevin P. Hemenway Chief Financial Officer (907) 297-3000 www.acsalaska.com	the blueshirt group Chris Danne, Brinlea Johnson (415) 217-7722 chris@blueshirtgroup.com brinlea@blueshirtgroup.com

ALASKA COMMUNICATIONS SYSTEMS REPORTS SECOND QUARTER RESULTS

Successful Offering of Directory Business Results in 2Q Net Income of $92.7 Million

Municipality of Anchorage Approves ACS’ $10.4 Million E911 Proposal

ANCHORAGE, Alaska—Alaska Communications Systems Group, Inc. (“ACS”) (Nasdaq:ALSK) today reported financial results for the second quarter ended June 30, 2003.

Revenues for the second quarter of 2003 increased sequentially to $84.8 million and EBITDA was $29.0 million. This compared to revenues of $92.9 million and EBITDA of $35.9 million for the second quarter of 2002, which included $11.1 million of access revenue as a result of a favorable court ruling related to a dispute. ACS reported net income of $92.7 million, or $3.08 per share for the second quarter of 2003, compared to net income of $3.6 million, or $0.11 per share for the same period in 2002. During the second quarter of 2003, the Company recorded a gain related to the sale of a majority interest in its directories business of approximately $97.6 million.

On May 8, 2003, ACS announced the successful completion of the initial public offering of its directories business. Adjusted for the sale of the directory business, pro forma second quarter revenues were $81.4 million and EBITDA was $27.6 million. This represents a $5.2 million sequential increase in revenues and a $1.8 million increase in EBITDA over the preceding quarter on a pro forma basis.

The Company also announced today that the Anchorage Assembly unanimously approved ACS’ ten-year $10.4 million proposal to upgrade and manage the city’s existing 911 system. The upgrade will include improved network services, improved address and location data, better work stations for dispatchers and enhanced map display equipment for the Anchorage Police Department and the Anchorage Fire Department.

“The second quarter generated strong improvements in our operating and financial results for the Company,” commented Chuck Robinson, Chairman and CEO of ACS. “The successful IPO of our directories business enabled us to pay off over $112 million in debt and increase our cash by over $31 million. Moving forward, we will capitalize on this improved financial position to invest in selected strategic initiatives, like our new innovative service bundling programs introduced this quarter and our advanced CDMA 1X network, offering exciting new customer features and improved coverage rolling out in the second half of the year. We believe these programs will allow us to continue to serve Alaska as the premier telecommunications company offering the most integrated spectrum of services to both consumers and businesses throughout the State.”

“We are pleased with the sequential increase in revenue in the second quarter at each of our business units,” commented Kevin P. Hemenway, Senior Vice President and CFO of ACS. “Most noteworthy was an exceptional performance by our wireless business, with strong revenues, EBITDA, and increasing MOU. Additionally, our local telephone business continued to benefit from the aggressive restructuring program we undertook a year ago, as EBITDA margins were 50.2% for the period. While we continued to experience traditional access line losses as a result of the unbalanced regulatory environment and an erosion of the total number of access lines in the market, this loss of traditional access lines was partially offset by the increase of approximately 6,300 in enterprise telephone lines associated with the State of Alaska. In addition, we made meaningful progress in the operation of the State contract during the quarter as we completed the inventory of units served for the State, resulting in approximately $1.5 million in out-of-quarter revenue and $1.6 million in out-of-quarter costs. The bulk of this labor intensive effort to properly account for the State’s services for which we can bill is now substantially complete, and we expect to see gradual sequential improvement to EBITDA margins in this segment moving forward, while continuing to address the transformation of the State’s network to our advanced IP platform.”

“During the quarter, we paid off $112.8 million in debt, successfully managed our capital expenditures and, as a result, entered the third quarter with $64.7 million in cash and an available $75 million line of credit,” added Mr. Hemenway. “Additionally, we retain an ownership interest in the directories business currently valued in the market at over $18 million. The successful spin-off of our directories business enabled us to improve our credit profile as our net leverage ratio declined to 4.1x and our interest coverage ratio increased to 2.4x, on a pro forma basis after giving effect to the transaction. With the company’s improved credit profile, we are currently exploring opportunities to raise additional capital to support the future growth of the business and to refinance our senior secured credit facilities with some combination of new senior and senior secured indebtedness.”

Quarter Summary

•	Local telephone revenues for the second quarter were up both on a sequential basis and on a normalized basis year-over-year. Due to the effect of the Company’s aggressive cost reduction program, local telephone EBITDA margins increased to 50.2% from 49.1% for the same period last year.

•	Access lines ended at 339,397 including 21,169 enterprise telephone lines resulting from the State of Alaska contract. Traditional access lines ended the quarter at 318,228, a sequential decrease of 2,319 as the Company was impacted by the erosion in its access line base from competitive bypass and the elimination of second lines as customers move to broadband and wireless solutions. During the quarter the company launched several new service bundles aimed at winning back local telephone customers, which ACS expects to have an impact on traditional access lines in the third quarter and going forward.

•	Local network service revenues were consistent year-over-year.

•	Excluding the $11.1 million settlement, access revenues were up 5% compared to the previous year.

•	Deregulated and other revenues were up $0.8 million from last year as both rents and billing and collection revenues increased.

•	Cellular revenues grew by an impressive 7.0% from the prior year period and the Company added almost 1,800 subscribers. ARPU (Average Revenue per Unit) improved by $1.94 to $48.24 and MOU (Minutes of Use) increased by 19.9% from the same period last year.

•	Directory business. On May 8th, 2003, ACS announced the completion of the initial public offering of its directories business through a Canadian income trust fund. The offering raised net proceeds of $142.2 million for ACS. The Company’s retained 12.58% interest carried a market valuation of $18.4 million as of June 30, 2003. Prior to the closing of the IPO, Directory contributed $3.4 million in revenues and $1.6 million in EBITDA during the quarter.

•	Internet revenues were up significantly on both a sequential and year-over-year basis. This reflects the success of the Company’s DSL rollout and increased revenues from the Company’s State of Alaska contract, including $1.5 million in retroactive revenue recorded during the second quarter. ACS ended the quarter with over 14,800 DSL subscribers, an increase of approximately 900 subscribers on a sequential basis.

•	Interexchange revenues were up sequentially from the preceding quarter and EBITDA margins improved. During the quarter, the Company completed the grooming of its database to remove inactive subscribers, leading to a sequential decrease of approximately 13,400 subscribers.

•	Operating expenses for the quarter, before depreciation and amortization and the gain on disposal of assets, were flat with the prior year period but grew by $1.9 million on a sequential basis due to the positive increase in sales and higher costs of sales and expenses related to the Company’s State of Alaska contract.

ACS will host a conference call at 5:00 P.M. Eastern time today to discuss the second quarter results. The access dial-in number for the call is (800) 257-7087 for domestic callers or (303) 205-0033 for international callers. In order to ensure participation by phone, please dial-in 10 minutes prior to the scheduled start time. The Webcast will be available live from the Company’s Investor website at www.alsk.com. An audio replay of the call will also be available two hours after the call for a period of 48 hours by dialing 800-405-2236 and entering the passcode 544200.

About Alaska Communications Systems — ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 318,000 access lines, 83,000 cellular customers, 44,000 long distance customers and 45,000 Internet customers throughout the State. More information can be found on the Company’s website at http://www.alsk.com.

In addition to historical information, this release includes forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Alaska Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: rapid technological developments and changes in the telecommunications industries; ongoing deregulation in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company’s ability to change its pricing for communications services; the possible future unavailability of SFAS No. 71 to the Company’s wireline subsidiaries; and possible changes in the demand for the Company’s products and services. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) changes in general industry and market conditions and growth rates; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States of America; and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company’s future business. These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The information contained in this release is as of July 31,2003. The Company undertakes no obligation to update or revise any of this information whether as a result of new information, future events or developments, or otherwise.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Three and Six Months Ended June 30, 2003 and 2002
(Unaudited, in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating revenues:
Local telephone	$55,210	$63,991	$109,211	$119,313
Wireless	11,947	11,162	22,277	20,517
Directory	3,353	8,381	11,631	17,022
Internet	9,037	4,551	16,193	8,393
Interexchange	5,239	4,820	10,005	9,670

Total operating revenues	84,786	92,905	169,317	174,915
Operating expenses:
Local telephone	27,487	32,571	55,334	61,569
Wireless	7,019	7,069	13,583	13,111
Directory	1,800	3,532	5,249	6,958
Internet	13,050	7,317	23,186	12,445
Interexchange	7,124	6,997	13,713	13,612
Depreciation and amortization	22,091	19,973	44,691	39,232

Total operating expenses	78,571	77,459	155,756	146,927
Gain (loss) on disposal of assets, net	97,285	(273)	96,539	(273)

Operating income	103,500	15,173	110,100	27,715
Other income and expense:
Interest expense	(15,563)	(11,620)	(28,892)	(25,006)
Interest income and other	4,787	548	4,979	1,048

Total other income (expense)	(10,776)	(11,072)	(23,913)	(23,958)

Income before income taxes	92,724	4,101	86,187	3,757
Income taxes	—	—	—	—

Income from continuing operations	92,724	4,101	86,187	3,757
Loss from discontinued operations, net of tax	—	(515)	(52)	(7,387)

Loss before cumulative effect of change in accounting principle	92,724	3,586	86,135	(3,630)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(105,350)

Net income (loss)	$92,724	$3,586	$86,135	$(108,980)

Income (loss) per share — basic and diluted:
Income from continuing operations	$3.08	$0.13	$2.84	$0.12
Loss from discontinued operations, net of tax	—	(0.02)	(0.00)	(0.23)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(3.32)

Net income (loss)	$3.08	$0.11	$2.84	$(3.43)

Weighted average shares outstanding:
Basic	30,095	31,767	30,373	31,755

Diluted	30,095	31,808	30,373	31,775

EBITDA from continuing operations	$28,989	$35,967	$59,127	$68,268

Note:	Certain reclassifications have been made to the 2002 data to conform with the current presentation.

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$64,560	$18,565
Restricted cash	110	3,440
Accounts receivable-trade, net of allowance of $5,407 and $6,075	46,032	48,820
Materials and supplies	11,603	11,203
Prepayments and other current assets	5,753	6,172
Assets held for sale	—	261

Total current assets	128,058	88,461
Investments	1,097	—
Property, plant and equipment	1,100,073	1,090,365
Less: Accumulated depreciation and amortization	662,128	625,276

Property, plant and equipment, net	437,945	465,089
Goodwill	38,403	77,225
Intangible Assets	22,804	23,269
Debt issuance costs, net of amortization of $21,705 and $16,365	16,189	21,529
Deferred charges and other assets	25,850	26,047

Total assets	$670,346	$701,620

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term obligations	$4,625	$5,649
Accounts payable-affiliate	3,524	1,319
Accounts payable, accrued and other current liabilities	41,773	49,796
Advance billings and customer deposits	9,146	9,804

Total current liabilities	59,068	66,568
Long-term obligations, net of current portion	492,539	602,114
Other deferred credits and long-term liabilities	30,961	32,930
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, no par, 5,000 authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 145,000 shares authorized, 33,568 and 33,481 shares issued and 29,956 and 30,745 outstanding, respectively	336	334
Treasury stock, 3,612 and 2,737 shares, respectively, at cost	(14,224)	(12,082)
Paid in capital in excess of par value	277,945	277,810
Accumulated deficit	(161,033)	(247,168)
Accumulated other comprehensive loss	(15,246)	(18,886)

Total stockholders’ equity	87,778	8

Total liabilities and stockholders’ equity	$670,346	$701,620

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF LOCAL TELEPHONE REVENUES
(Unaudited, in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Local telephone revenues:
Local network service	$25,219	$25,040	$49,348	$50,684
Network access revenue	25,140	34,929	50,201	59,965
Deregulated and other	4,851	4,022	9,662	8,664

Local telephone revenues	$55,210	$63,991	$109,211	$119,313

Notes:	During the second quarter of 2002, the Company recognized as revenue $11,066 of previously deferred interstate access revenues related to a dispute on interstate access rates for the Anchorage market based on a favorable ruling by the District of Columbia Court of Appeals.

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Income from continuing operations	$92,724	$4,101	$86,187	$3,757
Add (subtract):
Interest expense	15,563	11,620	28,892	25,006
Income tax benefit	—	—	—	—
Depreciation and amortization	22,091	19,973	44,691	39,232
Gain on Foreign Exchange	(4,104)	—	(4,104)	—
Gain (loss) on disposal of assets, net	(97,285)	273	(96,539)	273

EBITDA from continuing operations	$28,989	$35,967	$59,127	$68,268

Pro forma adjustments for the sale of the Company’s
directory business:
Add (subtract):
Directory EBITDA	(1,553)	(4,849)	(6,382)	(10,064)
ACS Media, LLC pro forma distributions	199	488	687	976

Pro forma EBITDA from continuing operations	$27,635	$31,606	$53,432	$59,180

Notes:	EBITDA is presented as an additional means of evaluating the Company’s financial condition, liquidity and its ability to satisfy rating agency and creditor requirements. The Company incurs significant non-cash charges, including depreciation and amortization, related to the capital assets utilized in its operations. EBITDA is a central measure used in the Company’s compliance with debt covenants related to its senior credit facility. EBITDA as defined by the senior credit facility’s credit agreement is net income before interest expense, provisions for taxes, depreciation expense, amortization expense, other noncash charges, and unusual gains. The credit agreement also calls for excluding the EBITDA of any business disposed of during the period. Using this information along with Income from continuing operations provides for a more complete analysis of results of operations. Income from continuing operations is the most directly comparable GAAP measure.

On May 8, 2003, the Company completed the sale of an 87.42% majority interest in its directory business to a Canadian income fund. The Company’s retained interest of 12.58% is expected to generate cash distributions of approximately $1.9 million annually. Pro forma adjustments to EBITDA are presented to reflect the estimated effect of this sale as if it had occurred at the beginning of the periods presented.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS

	As of June 30,

	2003	2002

Local telephone:
Retail access lines	227,604	246,310
Wholesale access lines	18,868	24,970
UNE loop lines	66,864	57,633
UNE platform lines	4,892	—

Total local telephone access lines	318,228	328,913
Enterprise private network lines	21,169	—

Total access lines	339,397	328,913

Average local telephone access lines for the quarter	319,388	329,786
Average local telephone revenue per line for the quarter	$57.62	$64.68
Quarterly growth rate in total access lines	1.2%	-0.5%
Wireless
Covered population	478,413	471,863
Ending subscribers	82,894	81,109
Average subscribers for the quarter	82,560	80,354
Quarterly growth rate	0.8%	1.9%
Activations for the quarter	6,273	6,489
Deactivations for the quarter	5,604	4,979
Penetration	17.3%	17.2%
Quarterly Minutes of use (000’s)	60,383	50,359
Average revenue per subscriber for the quarter	$48.24	$46.30
Long Distance:
Long distance subscribers	44,289	64,958
Quarterly Minutes of use (000’s)	36,721	38,946
Average subscribers for the quarter	50,983	65,740
Average monthly revenue per subscriber for the quarter	$34.25	$24.44
Internet:
DSL subscribers	14,817	9,856
Dial-Up and other service subscribers	29,787	37,985

Total Internet subscribers	44,604	47,841

Average subscribers for the quarter	44,944	47,634
Average revenue per subscriber for the quarter	$27.88	$25.22